Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

January 17, 2012

Dear Sir/Madam:

We have read the statements included in the Form 8-K dated January 13, 2012, of Convenientcast, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in Item 4.01 insofar as they relate to our firm.

Very truly yours,

Child, Van Wagoner & Bradshaw, PLLC

Salt Lake City, UT 84107